UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 12, 2005

K2 INC.

(Exact name of registrant as specified in its charter)

Delaware	1-4290	95-2077125
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5818 El Camino Real Carlsbad, California	92008
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (760) 494-1000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 12, 2005, the Compensation Committee of the Board of Directors of K2 Inc. (the “Company”) approved amendments to certain vested stock option grants to Mr. Jerry E. Goldress by the Company, in connection with his retirement as a Director and in recognition of his service to the Board and the Company since 1986. The amendments provide for the extension of the period of time during which Mr. Goldress may exercise the options grants from within three months after his retirement to within one year after his retirement. The amendment applies to vested option grants to purchase 37,000 shares of common stock of the Company with a weighted average exercise price of $10.48 per share.

The Compensation Committee also approved an amendment with respect to all vested stock option grants under the Company’s 1994 Incentive Stock Option Plan to non-employee directors who shall not be nominated for reelection pursuant to the Company’s retirement age requirement as described in the Company’s Principles of Corporate Governance. The amendment provides for the extension of the period of time during which such a retiring director may exercise such options grants from within three months after such retirement to within one year after such retirement.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective as of May 12, 2005, Mr. Jerry E. Goldress retired from his position as a Director. Mr. Goldress did not seek reelection pursuant to the Company’s director retirement age requirement as described in the Company’s Principles of Corporate Governance.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

K2 INC.

Date: May 13, 2005	/s/ MONTE H. BAIER
Monte H. Baier
Vice President and General Counsel